Exhibit 99

LEVI STRAUSS & Co. NEWS		1155 Battery Street, San Francisco, CA 94111

	Investor Contact:	Eileen VanEss
Levi Strauss & Co.
(415) 501-2477

For Immediate Release

	Media Contact:	Linda Butler
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES FISCAL YEAR 2003 FINANCIAL RESULTS

Files restated financial information from earlier periods

SAN FRANCISCO (March 1, 2004) – Levi Strauss & Co. (LS&CO.) today announced financial results for the fiscal year ended November 30, 2003. Additionally, the company filed with the Securities and Exchange Commission its 2003 Form 10-K, which includes restatements of its 2001, 2002 and first- and second-quarter 2003 financial statements.

Full-year net sales were $4,091 million compared to $4,146 million in fiscal 2002, representing a decline of 1 percent on a reported basis and 6 percent on a constant-currency basis.

“2003 was a disappointing year for the company,” said chief executive officer Phil Marineau. “Our business performance deteriorated during the year in the face of tough U.S. and European retail markets, unrelenting price deflation and our own missteps. We were pleased with the strong results of our Asia Pacific Division and the introduction of our new Levi Strauss Signature™ brand in the United States, Canada and Asia. However, these bright spots could not completely offset the revenue declines in our U.S. Levi’s® and Dockers® brands and a weak European business.

“We are aggressively taking steps to improve our performance and fortify our financial strength in 2004,” said Marineau. “We are expecting revenues for the first quarter to be up approximately 5 percent on a reported basis and approximately flat with prior year on a constant-currency basis.”

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LS&CO. 2004 Results/Add One

March 1, 2004

Marineau continued, “We are focused on reducing costs, generating higher profits and improving our sales trends. We continue to take cost out of the business and reduce overhead, recognizing that our cost structure is still too high. We are doing this jointly with Alvarez & Marsal, the turnaround consulting firm that we hired in December. At the same time, we are putting processes in place in our U.S. and European businesses to bring products to market even faster. In 2004, our initiatives will include relaunching our flagship product, Levi’s® 501® jeans, with new marketing support around the world and expanding distribution of the Levi Strauss Signature™ brand to new customers and countries.”

Fiscal-Year 2003 Results

•	Gross profit was $1,574 million, or 38.5 percent of sales, compared to $1,690 million, or 40.8 percent of sales for fiscal year 2002. Gross margin for 2003 was impacted by increased sales allowances and the wholesale price reductions we took in mid-2003 in the United States, as well as an increased mix of lower margin products sold in Europe and the United States. In both 2003 and 2002, gross margin was adversely impacted by restructuring expenses associated with plant closures.

•	Full-year operating income was $311 million, or 7.6 percent of net sales, compared with $253 million, or 6.1 percent of net sales, in 2002. The 23 percent increase in operating income was primarily attributable to a $139 million reversal of incentive compensation accruals and a postretirement benefit plan curtailment of $21 million, which offset lower gross profit.

•	Full-year operating income also included restructuring charges, net of reversals. In 2003, the company incurred charges of $104 million associated with North American plant closures and organizational changes in the United States and Europe. These charges were partially offset by reversals of $15 million in previously recorded restructuring charges.

•	Interest expense for 2003 was $254 million, compared to $186 million in the prior year, due to higher average interest rates and debt balances.

•	Tax expense for 2003 totaled $318 million, reflecting the recording of a $282 million increase in the valuation allowance against deferred tax assets (a non-cash event). For the purpose of valuing its deferred tax assets, the company used long-term earnings estimates that took into account its business downturn in the fourth quarter and assumed no change from current performance levels – in essence, flat projections. These estimates do not reflect any potential revenue growth, cost reductions or performance improvement actions that may result from the company’s work with Alvarez & Marsal, as these impacts are not presently determinable.

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LS&CO. 2004 Results/Add Two

March 1, 2004

•	Net loss for 2003 was $349 million compared to net income in 2002 of $7 million. The net loss reflects the increase in operating income, offset by the increase in the valuation allowance and related income tax expense, and higher interest expense.

As of November 30, 2003, total debt was $2.32 billion compared to $1.85 billion as of November 24, 2002. Total debt, less cash, stood at $2.11 billion compared to $1.75 billion at the end of fiscal year 2002. As of February 29, 2004, the company had sufficient liquidity, with total liquidity resources of approximately $366 million, reflecting availability of $269 million under its credit facility and excess cash of $97 million.

“It was a tough year for the company, with both weak operating results and financial reporting missteps,” said chief financial officer Jim Fogarty. “However, we have sufficient liquidity in the business, we are taking steps to improve our financial reporting, and our work with Alvarez & Marsal is well under way to strengthen the company. We are conducting a rigorous analysis of our cost structure in order to become a more efficient organization. We also are engaged in rationalizing our product lines to eliminate underperforming products or to license product lines that are not our core competency. Additional initiatives include reducing working capital by driving faster inventory turns.

“The marketplace remains challenging and we have a lot of hard work ahead,” continued Fogarty. “However, our liquidity, improved revenue performance in the first quarter and the initiatives that we’re pursuing give us cautious optimism for the year.”

Fourth-Quarter 2003 Results

Fourth-quarter 2003 results were as follows:

•	Fourth-quarter net sales declined 5 percent to $1,198 million from $1,263 million in the fourth quarter of 2002. On a constant-currency basis, net sales decreased approximately 9 percent for the quarter.

•	Gross profit was $424 million, or 35.4 percent of sales, compared with $505 million, or 40.0 percent of sales, for the fourth quarter of 2002.

•	Operating loss for the quarter was $9 million, or (0.7) percent of sales, compared to operating income of $134 million, or 10.6 percent of sales, for the year-ago period.

•	The net loss for the fourth quarter was $245 million, versus net income of $21 million in the fourth quarter of 2002.

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LS&CO. 2004 Results/Add Three

March 1, 2004

Third-Quarter 2003 Revised Financial Information

On October 9, 2003, the company announced that the filing of its third-quarter Form 10-Q had been delayed. On October 10, 2003, LS&CO. voluntarily filed on Form 8-K several sections from the draft Form 10-Q, including the preliminary financial statements for the quarter. The company intends to file its third-quarter Form 10-Q shortly, which will contain revised third-quarter financial results. Included in the company’s Form 10-K filed today are the revised third-quarter results, as well as the company’s fourth-quarter financial information.

Revisions to the third-quarter financial statements compared to the preliminary statements released in October reflect an increase in operating income to approximately $191 million from $98 million as previously reported, principally due to the reversal of long-term compensation expense. In addition, income tax expense increased as a result of the increase in the valuation allowance and a higher effective tax rate for the full year. As a result of these adjustments the company had a net loss of $4.3 million compared to net income of $21.8 million as previously reported.

Restatements of Fiscal Years 2001, 2002 and First and Second Quarters of 2003

LS&CO. announced on October 9, 2003 that it had identified an error on its tax returns from 1998 and 1999, which impacted its financial statements for 2001. The company also reported that in preparing its third-quarter financial statements during September 2003, the tax effect of these errors was treated as a change in accounting estimate for the third and fourth quarters of 2003. Thereafter, the company determined that the appropriate accounting treatment was to treat the errors as an accounting error in 2001, and to restate its 2001 financial statements.

The company engaged in a re-audit of its 2001 financial statements, during which the company determined that adjustments to the 2001 statements would also affect the financial statements for subsequent periods. LS&CO. also determined that errors were made in these statements independent of the 2001 restatement items. The company therefore decided to restate 2002 and the first and second quarters of 2003. Restatements for these periods are reflected in the Form 10-K filed today. As part of these restatements, our previously reported stockholders’ deficit at November 26, 2000 has been reduced by approximately $42 million to reflect the impact of pre-2001 restatement adjustments. The following table shows the changes in our income (loss) before taxes and our net income (loss) from results previously reported for 2001, 2002 and the first and second quarters of 2003.

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LS&CO. 2004 Results/Add Four

March 1, 2004

($millions) Period	Income (loss) before taxes as originally reported	Income (loss) before taxes as restated	Difference	Net income as originally reported	Net income (loss) as restated	Difference
2001	$239.7	$222.6	$(17.1)	$151.0	$93.7	$(57.3)
2002	50.0	26.6	(23.4)	25.0	7.3	(17.6)
Q1 2003	(40.1)	(28.5)	11.6	(24.5)	(58.0)	(33.6)
Q2 2003	(21.9)	(20.6)	1.3	(13.4)	(41.8)	(28.5)

			$(27.6)			$(137.0)

As reported in our 10-K, the principal adjustments for 2001 and 2002 and the first half of 2003 fall into one or more of the following categories:

•	Increase to the valuation allowance and tax effects of other adjustments and corrections, including the initial tax-related error;

•	Timing issues – as a result of the re-audit, a number of adjustments were identified that were recorded in incorrect periods, including over-accruals for inventory reserves, workers’ compensation and restructuring costs;

•	Adjustment for rent expense — a reversal of a cumulative adjustment for step-up rent provisions (included in marketing, general and administrative expense) that was originally recorded in the first quarter of 2003. The company is now amortizing the impact of step-up rent provisions on a straight-line basis in the restated 2001 and 2002 financials; and,

•	Reclassification of several items to the appropriate line items within the same periods.

Detailed information about the restatement adjustments is contained in the Form 10-K.

Audit Committee Review of Tax-Related Accounting Error

The Audit Committee of LS&CO.’s Board of Directors conducted a review of the tax-related reporting errors that the company announced on October 9 and that led to the restatements. The Audit Committee found no evidence of fraud or other wrongdoing following an investigation by independent counsel. The reporting errors in the tax returns were the result of human errors. The incorrect accounting determination was the result of human error in forming a judgment on the accounting issue for purposes of the third-quarter financial statements and inadequate internal communication.

In December 2003, the company received a letter from its independent auditors relating to a material weakness in internal controls in connection with the accounting error. The company is taking several actions to address this issue, including recruiting individuals with greater expertise in tax-related financial reporting and improving our internal communications.

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LS&CO. 2004 Results/Add Five

March 1, 2004

The results of the Audit Committee’s review and the auditors’ letter are described in the Form 10-K.

Investor Conference Call

The company’s fourth-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm on March 1, 2004 at 3:00 PST/6:00 p.m. EST. A replay is available on the Web site the same day and will be archived for six months. A telephone replay also is available at 800-642-1687 in the U.S. and Canada, or 706-645-9291 internationally; I.D. #154803 through March 31, 2004.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2003, especially in the Management’s Discussion and Analysis - Financial Condition and Results of Operations and Factors That May Affect Future Results sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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